Exhibit 5.1

 RICHARDSON & PATEL LLP

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

May 20, 2008

Board of Directors

AML Communications, Inc.

1000 Avenida Acaso

Camarillo, California 93012

Re:          2005 Equity Incentive Plan (the “Plan”)

Gentlemen:

We have acted as counsel to AML Communications, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 3,532,000 shares of the Company's common stock, par value $0.01 (the "Shares"), including the re-offer of 605,000 of the Shares.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that 605,000 of the Shares are legally issued, fully paid, and non-assessable, and that 2,927,000 of the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP